Exhibit 10.16

Sunoco Partners LLC

Executive Compensation Summary Sheet

for 2009

The table below presents 2009 summary information for named executive officers of Sunoco Partners LLC, with regard to: base salary.

2009 EXECUTIVE COMPENSATION1

Name and Title	2009 Base Salary ($)
Deborah M. Fretz President and Chief Executive Officer	$515,000
Neal E. Murphy. Vice President and Chief Financial Officer	$306,400
Christopher W. Keene Vice President, Business Development	$272,300
Bruce D. Davis, Jr. Vice President, General Counsel & Secretary	$279,400
David A. Justin Vice President, Eastern Operations	$271,700

Note to table:

(1)	The base salaries shown in the foregoing table were approved at the January 28, 2009 meeting of the Compensation Committee of the Board of Directors of Sunoco Partners LLC.